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Guitar Center, Inc.
Computation of Ratio of Earnings to Fixed Charges
(Dollars in thousands)
(unaudited)

EXHIBIT 12.1

                                                                                 Year Ended December 31,

                                                              1999           1998           1997           1996           1995
                                                           ------------------------------------------------------------------------
Income (loss) before income taxes and extraordinary loss        18,959    $    13,258    $    20,393   $    (66,879)   $    13,710
  Add:     Interest expense                                     11,235         10,844          9,892         12,557            368
           Portion of rents representative of
            interest factor                                      3,916          2,632          1,605          1,054            744
                                                           ------------------------------------------------------------------------

           Earnings (loss) as adjusted                          34,110         26,734         31,890        (53,268)        14,822

Fixed charges:
           Interest expense                                     11,235         10,844          9,892         12,557            368
           Portion of rents representative of
             interest factor                                     1,423          2,632          1,605          1,054            744
                                                           ------------------------------------------------------------------------
           Total fixed charges                                  12,658         13,476         11,497         13,611          1,112

Ratio of earnings fixed charges                                    2.7            2.0            2.8           -3.9           13.3
                                                           ========================================================================
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(a)        The ratio of earnings to fixed charges has been computed based upon earnings (loss) before provision for income taxes and fixed charges.
           Fixed charges consist of interest expense and one third of rental expense (the proportion deemed representative of the interest factor).

(b) Earnings (loss) before income taxes and fixed charges were insufficient to cover fixed charges by $66.9 million for the year ended December 31, 1996.